Exhibit 99.1


[LOGO OF XO COMMUNICATIONS]


          XO Communications Raises $197.6 Million, Issues 39.7 Million
                             Shares of Common Stock
                          Proceeds Used to Reduce Debt

RESTON, VA - January 23, 2004 - XO Communications, Inc. (OTCBB: XOCM.OB), one of the nation's leading providers of broadband telecommunications services, today announced that it has issued all of the 39.7 million shares of new common stock from its highly successful rights offering that closed on January 6, 2004.

XO's $200 million rights offering of 40 million shares of common stock yielded approximately $197.6 million in proceeds. All proceeds were used to reduce the company's outstanding debt from $536.5 million to $338.9 million.

"We are very pleased with the tremendous success of the rights offering," said Carl Grivner, chief executive officer of XO Communications. "The strong support shown by investors has generated proceeds that have allowed us to reduce our debt to an even lower level."

The rights offering commenced on October 16, 2003 in accordance with the Company's Chapter 11 plan of reorganization and concluded on January 6, 2004.

About XO Communications
XO Communications is a leading broadband telecommunications services provider offering a complete set of telecommunications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.

XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband telecommunications services within and between more than 70 markets throughout the United States.

                                       ###

The statements contained in this release that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing XO's expected future business and network operations and results of operations, XO's ability to increase sales, and XO's ability to continue to implement effective cost containment measures. Management cautions the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, those risks and uncertainties described from time to time in the reports filed by XO Communications, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its quarterly reports on Form 10-Q.

For more information contact:
Chad Couser/XO Communications
703-547-2746
chad.couser@xo.com
------------------